Exhibit 10.13

Labor Contract

Party A (Employer):HENGGUANGHOLDINGCO. LIMITED

Party B(Employee)::Li Haixia

Section A

Party A(Owner):

Name: Hengguang Holding Group Co., LTD

Address:No.4-5, 8th Floor.Building 2, No.1118.Section 2, Chenglong Avenue.Dami Street.

Longquanvi District.Chengdu City.with No.811 and 812

Mailing address:No.4-5.8th Floor, Building 2.No.1118.Section 2, Chenglong Avenue.Dami Street.Longquanvi District. Chengdu City, with No.811 and 812

Legal representative(authorized agent):Zhang Jiulin

Product serial number_______

Tel:028-61005224

In accordance with the Labor Law of the People’s Republic of China and the Labor Contract Law of the People’s Republic of China, both parties sign this labor contract on the basis of equality, voluntary and consensus through consultation, and strictly perform it.

1. Term of the labor contract

1.1 The term of the labor contract shall be in the following form(indicated by “A”) upon the proposal of Party A and through negotiation between both parties:

A. Fixed Term: From August 1, 2025 to July 31, 2026. Probation Period: From August 1, 2025 to November 30, 2025

B. Indefinite: From until the statutory conditions for termination of the contract occur.

C. Task-based: From…until the completion of a specified task, which is indicated by the following signs.

1.2 During the term of this Contract, if Party B reaches the legal retirement age or starts to enjoy the basic pension insurance benefits according to law, the labor contract shall be terminated on the date when such condition occurs; if Party B continues to work after such condition occurs, the labor relationship between the two parties shall be converted into a service relationship.

2. Job description and duty station

2.1 Job description

2.1.1 Party B shall obey the work arrangements of Party A, serve as the financial director, and perform the tasks, responsibilities and performance standards stipulated in the job description, operation guidelines and other relevant documents of Party A.

2.1.2 Party B shall complete the work assigned by Party A in time, ensure that the quality and quantity meet the agreed standards, and accept the assessment of Party A. If the assessment results show that the agreed standards are not met meet standards, Party B will be considered unfit for the position and Party A may adjust their role accordingly.

2.1.3 The following situations are deemed evidence that Party B cannot fulfill the job requirements, allowing Party A to adjust the position and salary accordingly:

(1) Losses to Party A caused by personal reasons exceeding RMB 5,000;

(2) Failure to meet monthly performance targets;

(3) Personal request for position adjustment;

(4) Loss of qualifications required for the position due to personal reasons;

(5) Ineffectiveness after two consecutive improvement attempts;

(6) Performance assessment scores below 80;

(7) Failure to pass relevant exams or obtain necessary certifications;

(8) Inability to complete tasks with quality, timeliness, and quantity, or repeated mistakes;

(9) Failure to achieve the workload of peers in the same position;

(10) Negligence causing disruptions, such as most subordinates halting work for half a day or longer.

2.1.4 Under any of the following circumstances, Party A may adjust Party B’s job position. This adjustment has already been agreed upon by both parties at the time of signing this contract and is considered an execution of this contract, not a modification of it. Therefore, no further consultation is required. After the adjustment, Party B’s salary and remuneration will be determined according to the new position.

(1).	Due to changes such as project cancellation or completion, organizational adjustments, department closures, position consolidation, equipment updates, etc., which make it impossible to assign work to the original position.

(2).	Party B, for any reason, is absent from work for 3 consecutive days or more, and Party A has already arranged for another employee to replace Party B’s original position. If Party B returns to work, their position will be adjusted.

(3).	Party B’s parents, spouse, children, or siblings work at Party A, and Party A deems it unsuitable for operational needs, requiring a position adjustment.

(4).	Changes in the laws, administrative regulations, or administrative rules upon which the labor contract was based, resulting in the necessity of position adjustment.

(5).	Party B, due to skills, physical condition, or other factors, fails to meet the standards of production services, work quality, or output and cannot perform the job duties.

(6).	Party B fails to secure the position through competition or other circumstances where Party A deems it necessary to adjust Party B’s position.

2.2 Work Location

2.2.1 Party B’s work location is Chengdu. Based on the nature of Party B’s work, job content, and Party A’s industry characteristics, if Party A adjusts its actual operating location within the province or city agreed upon by both parties (excluding business trip locations), and Party A has informed Party B of such adjustments during the contract period, Party B shall perform their labor obligations at the actual operating location within Party A’s administrative area.

2.2.2 After fully considering their personal time and economic costs, as well as their family situation, Party B expresses the following opinion on clause 2.1.1:Agreed.

2.2.3 If Party A adjusts the actual operating location, and Party B has objections, they must submit written objections and detailed reasons to Party A within 3 days of receiving the adjustment notice. If Party B fails to submit objections within the specified time, it shall be deemed that Party B agrees to the adjustment.

3. Working Hours and Leave

3.1 Working Hours

3.1.1 Party A assigns Party B to follow the working hour system marked “A”:

A. Standard Working Hours System

B. Comprehensive Working Hours System

C. Irregular Working Hours System

3.1.2 During the contract period, any adjustments to work hour systems(e.g., irregular or comprehensive) must be approved by the relevant labor authorities.

3.2 Leave and Rest

3.2.1 Party B promises not to take unauthorized leave before starting employment. Leave benefits(e.g., marriage, maternity, injury, or bereavement leave) will follow Party A’s internal policies.

3.3 Overtime Management

3.3.1 Party B must submit an Overtime Approval Form for necessary overtime, approved by department heads and HR. Only approved overtime qualifies for compensation.

3.3.2 Party A and Party B confirm that overtime will be recognized only if supported by the approved form. Attendance or timecard records alone are insufficient to prove overtime.

3.3.3 Party A does not approve voluntary or unapproved overtime, and such overtime will not be compensated.

4. Labor Compensation

4.1 Party B’s annual salary is 180,000 RMB(in words:One Hundred and Eighty Thousand Yuan), including basic salary, performance bonuses, and other components.

●	Basic Salary:15,000 RMB per month, paid monthly.
●	Performance Bonuses:To be calculated and paid based on evaluation results, either quarterly or annually.

Party A may, at its discretion, periodically or non-periodically, pay Party B various bonuses, allowances, subsidies, or other compensations, but it is not obligated to do so. Both parties agree that any bonuses, allowances, or subsidies paid by Party A beyond the basic salary stipulated in this contract are considered temporary incentives and do not indicate a modification or adjustment to the agreed salary standard.

4.2 If Party B violates Party A’s rules and regulations, Party B shall forfeit all bonuses, allowances, and subsidies for the month of the violation.

4.3 Any bonuses, allowances, or subsidies issued after the termination or dissolution of this contract shall have no connection with Party B, and Party A is not required to pay them to Party B.

4.4 Party B’s wage for normal working hours shall be the basic salary. Overtime wages shall be calculated based on the monthly basic salary. If adjustments to the statutory minimum wage standards result in Party B’s basic salary falling below the minimum standard, Party B’s basic salary shall automatically be adjusted to meet the statutory minimum wage standard. Party A shall recalculate Party B’s wages accordingly.

4.5 If Party B completes the required work tasks and meets the quality standards, Party A(or a designated entity) shall pay Party B’s wages in full by the 15th of each month in legal currency through bank transfer or cash. Delays caused by financial work settlements, capital turnover, or bank transfers shall not be deemed intentional wage arrears. In exceptional cases, upon obtaining approval from the labor union or employee representatives, wage payments may be deferred by up to 30 days.

4.6 During periods when Party B takes leave for marriage, bereavement, or participates in social activities as required by law, Party A shall pay wages in accordance with the attendance management policy and related provisions.

4.7 If Party B takes sick leave with Party A’s approval, Party A shall pay sick leave wages based on the standards outlined in the attendance management policy and related provisions.

4.8 If unclear wage calculation standards or incorrect calculation methods result in underpayment, or if Party B refuses to accept wages due to disputes, this shall not be considered deliberate wage arrears or withholding. Party B must request Party A to verify the issue, and if errors are confirmed, Party A shall promptly take corrective measures and pay the corresponding wage balance.

4.9 If Party B is suspended from work due to reasons attributable to Party A, Party B’s wages during the suspension period shall be determined according to national regulations, the standards of Party B’s work location, and Party A’s internal policies

5. Social Insurance

5.1 During the contract period, Party A shall handle social insurance for Party B in accordance with relevant national, provincial, and local regulations.

5.2 Party A may adjust the amount of social insurance subsidies based on its operational circumstances. If Party B has objections, they must submit them in writing within 3 days of receiving the subsidy.

6. Labor Protection, Working Conditions, and Occupational Hazard Prevention

6.1 Party A shall provide Party B with working conditions and necessary labor protection supplies that comply with national standards to ensure the safety and health of Party B at work.

6.2 Party A shall provide Party B with education and training in areas such as political ideology, professional ethics, business skills, and labor safety and hygiene. Party B must comply with national and company rules.

6.3 Party B confirms that their working environment at Party A is:

☐ High-temperature environment

☐ Non-high-temperature environment (to be marked accordingly).

7. Modification, Termination, and Renewal of the Labor Contract

7.1 Voluntary Termination by Party B:

Party B must submit a written resignation notice 30 days in advance(3 days during the probation period) to Party A’s HR department. The resignation notice must allow Party A time to recruit a replacement and ensure the continuity of Party B’s duties. If Party A agrees to shorten the notice period, the termination procedures will follow Party A’s timeline.

7.2 If Party B terminates this contract without providing 30 days’ written notice(3 days during the probation period), it shall be considered an illegal termination of the labor contract. For illegal termination of the labor contract, Party B shall bear liability for economic compensation.

Economic losses include but are not limited to:

Recruitment channel fees paid for emergency recruitment;

Compensation paid by Party A for arranging temporary substitutes or overtime work for other employees to ensure normal and orderly operations;

Other actual losses incurred by Party A.

Party A may deduct these losses from Party B’s wages or other payments due to Party B. If the amount is insufficient, Party A retains the right to pursue the remaining amount from Party B.

7.3 If Party B, for any reason, is restricted in their personal freedom and fails to fulfill their labor obligations with Party A for 3 or more days, Party A may terminate the labor contract without providing economic compensation.

During the period when Party B is restricted in their personal freedom and does not fulfill labor obligations, Party A will not pay any labor remuneration or benefits to Party B, and this period will not be included in the calculation of work tenure.

7.4 If Party B is restricted in their personal freedom but has not yet been explicitly held criminally liable, and Party A has not terminated the labor contract, then from the date Party B is held criminally liable(as determined by a court decision), the labor contract shall automatically terminate. From the date of restriction of Party B’s personal freedom, Party A will no longer pay Party B any labor remuneration or benefits, and the period will not be included in the calculation of work tenure.

7.5 During the probation period, Party A may assess Party B at any time.

If Party B meets the hiring criteria after assessment, they will be assigned a grade and corresponding salary for the position.

If Party B does not meet the hiring criteria during the probation period, Party A may terminate the labor contract.

If Party B exhibits any of the following during the probation period, it will be considered failure to meet the hiring criteria:

(1).	Forging educational qualifications, certificates, or work experience;
(2).	Filling out personal resumes, application forms, or other documents inaccurately or inconsistently with the truth;
(3).	Failing to legally terminate or end a labor relationship with a previous employer, or being subject to a non-compete agreement within the restricted scope;
(4).	Failing to submit all required onboarding documents as requested by Party A;
(5).	Providing false medical examination information;
(6).	Being wanted by authorities, under bail pending trial, or under residential surveillance;
(7).	Failing to complete work tasks with required quality and quantity, or scoring below 60 during probation evaluations;
(8).	Scoring below 80 in various examinations organized by Party A or refusing to participate in such examinations;
(9).	Accumulating 3 or more days of absenteeism during the probation period;
(10).	Engaging in acts such as drug abuse, prostitution, participation in cult organizations, or other violations of national laws or regulations, or receiving administrative penalties;
(11).	Suffering from mental illness.

7.6 Circumstances for Contract Termination by Party A:

(1)	Mutual agreement between Party A and Party B;
(2)	Party B fails to meet hiring criteria during the probation period;
(3)	Serious violation of Party A’s rules;
(4)	Negligence or malfeasance causing significant harm to Party A;

(5)	Party B establishes an employment relationship with another employer that severely impacts their work at Party A;
(6)	Party B is found to have used fraud, coercion, or other illegal means to establish or modify the labor contract;
(7)	Party B is convicted of a criminal offense;
(8)	Party B cannot resume their original position or an alternative one after the statutory medical treatment period for illness or non-work-related injuries;
(9)	Party B is unable to perform job duties even after training or position adjustments;
(10)	Significant changes in circumstances render the contract unenforceable, and the parties fail to agree on amendments.

7.7 If Party B is found to have committed any of the following, it shall be deemed to have caused significant damage to Party A:

Causing Party A to be complained about by customers or exposed by the media;

Causing Party A to be punished by administrative authorities or penalized by higher-level entities;

Causing the leakage or loss of Party A’s customer information;

Causing Party A to lose business opportunities, or leading to losses to Party A’s reputation, industry standing, social evaluation, or other intangible assets;

Causing equipment or product damages, repair losses, or scrap value totaling 5,000 RMB or more;

Causing direct economic losses of 5,000 RMB or more.

7.8 If Party B, during the contract period, receives training(including internships or external training, whether within or outside the province) funded by Party A and the training requires an extension of the contract term or additional terms, both parties shall sign a separate agreement.

If Party B fails to fulfill the agreed-upon working period after receiving such training, whether by resignation or termination before completing the specified term, Party B shall compensate Party A for the training costs funded by Party A, unless otherwise agreed upon in writing by both parties.

7.9 Changes to the labor contract should generally be made in written form. However, if the labor contract is modified verbally and the actual execution of the verbal changes exceeds one month, and the changes do not violate laws, administrative regulations, national policies, or public morals, such verbal changes will be deemed an effective modification of the labor contract.

Both Party A and Party B shall fulfill their obligations in accordance with the modified terms of the labor contract.

8. Confidentiality

8.1 Party B has a duty to protect Party A’s business secrets. This obligation applies during and after the contract period. Business secrets include but are not limited to operational data, pricing information, customer information, employee contacts, strategies, finances, technologies, and wages.

8.2 Party B is deemed to have breached confidentiality obligations if they:

(1) Engage in competing business during the contract period;

(2) Disclose or sell Party A’s trade secrets to any unauthorized person or third party during or within two years after the contract;

(3) Contact Party A’s customers to solicit business during or within two years after the contract without Party A’s written approval;

(4) Copy or record confidential information without authorization;

(5) Fail to return company materials and assets within three days after resignation or termination

8.3 If Party B leaks confidential information:

(1) Party B shall bear all compensation liabilities, including direct and indirect economic losses, legal fees, and related costs incurred by Party A.

(2) Party A has the right to recover any income Party B obtained through such actions.

9. Other Agreements

9.1 Party B confirms the authenticity, legality, and validity of all submitted materials and agrees to background checks conducted by Party A. Party B also acknowledges that Party A may provide objective evaluations of their work to future employers.

9.2 Party B guarantees that all information and promises provided to Party A are true and agrees that any falsified information renders the contract null and void from its inception, with Party B bearing all associated liabilities.

9.3 Party B acknowledges that surveillance systems installed in Party A’s workplace do not infringe on their privacy and accepts their use.

9.4 Party B agrees to assist with work-related photography or video recordings when necessary. All rights to such images, including Party B’s likeness, belong to Party A.

9.5 Party A may use Party B’s name, voice, or image for business purposes during and after the employment period without additional compensation, as such rights are considered included in Party B’s salary package.

9.6 Party B may not work for any other individual or organization in any capacity during the contract period without prior written consent from Party A. Any violation constitutes a serious breach of discipline, warranting immediate contract termination without compensation.

9.7 Party B agrees to seek medical treatment for work-related injuries or illnesses at designated hospitals. Medical documents from non-designated hospitals will not be recognized.

9.8 Party B is required to submit complete medical documentation to request sick leave. Failure to do so will result in the leave being considered invalid and treated as absenteeism.

9.9 If Party A doubts the validity of medical documentation, it may request a re-examination at a designated hospital. If Party B refuses the re-examination, their absence will be treated as absenteeism.

9.10 Party B shall compensate Party A for losses caused by gross negligence or intentional acts.

9.11 If Party A incurs liabilities for damages caused by Party B to third parties while performing work duties, Party A may seek reimbursement from Party B.

9.12 Party A may deduct compensation liabilities or debts owed by Party B from their salary, bonuses, and other payments, provided such deductions comply with laws.

9.13 If Party B fails to provide evidence of prior work experience, Party A will calculate service years from the date of joining Party A.

9.14 Regardless of the reason for the termination or conclusion of this contract, and regardless of the reason for Party B leaving Party A, Party B shall handle the work handover procedures in accordance with Party A’s relevant management regulations and the agreements between both parties. Settlement will be conducted after Party A confirms that the handover has been completed satisfactorily.

The handover procedures include but are not limited to the following:

Transferring work responsibilities to the personnel designated by Party A (confirmed by the signature of the recipient);

Returning all tangible or intangible assets of Party A in Party B’s possession, including office supplies, documents, and equipment;

Fully transferring any medium containing important information belonging to Party A;

Assisting Party A in clearing debts and credits between both parties;

Completing the resignation clearance process specified by Party A and handling other unresolved matters.

If Party B fails to fulfill the above obligations(as confirmed by obtaining signatures for all items on the Work Handover Checklist), resulting in Party A being unable to handle or delaying the handling of resignation-related procedures, Party B shall bear full responsibility.

If Party B leaves Party A on their own initiative and fails to complete the relevant handover procedures within the stipulated time, it shall be deemed that Party B voluntarily relinquishes all remaining wages, payments, compensation, materials, benefits, and other related rights still held by Party A. Party A may handle these at its discretion.

If Party B owes Party A any debts(e.g., loans), the above handling does not offset Party B’s debts. Party A retains the right to claim compensation for any economic losses caused to Party A.

9.15 Party B designates the following address as the sole fixed communication address for Party A to contact Party B or deliver relevant documents. If Party A delivers legal documents to Party B at the address below and issues such as “address unknown, ”“address incorrect,” “no such person found,” “no such address found,” “refusal to accept delivery,” or “receipt by another person”arise, or if delivery cannot be completed for any other reason, the documents shall be deemed delivered to Party B on the date of mailing.

If Party B’s communication address changes, Party B shall notify Party A in writing on the date of the change. Otherwise, all consequences arising from this shall be borne by Party B.

Address:: ______

10. Dispute Resolution

10.1 In case of disputes:

(1) Parties should first attempt resolution through negotiation.

(2) If unsuccessful, disputes may be submitted to the local Labor Dispute Arbitration Committee.

(3) Either party may file a lawsuit with the local People’s Court within 15 days of receiving the arbitration ruling.

10.2 Arbitration hearings shall be private unless otherwise agreed.

11. Appendices

11.1 If this contract conflicts with current laws or regulations, the latter shall prevail.

11.2 This contract supersedes any prior agreements or understandings between the parties.

11.3 Modifications to this contract require mutual consent and written approval.

11.4 This contract takes effect upon being signed or stamped by both parties.

Acknowledgment

“I have read the labor contract, employee handbook, and company policies. I agree to comply with them and accept the consequences of any violations.”

Signed by Party B: Li Haixia

Date: August 1, 2025